Exhibit 99.2

Timberline Completes Formation of Joint Venture Operating Company For Its Butte Highlands Gold Project

July 27, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex:TLR) (“Timberline”) announced today that it and Ron Guill have formed a joint venture operating company, Butte Highlands JV, LLC (“BHJV”), for the further exploration, development, and mining of its Butte Highlands Gold Project just south of Butte, Montana.  Timberline also announced that it has finalized the Operating Agreement for the joint venture with Highland Mining, LLC (“Highland”), an affiliate of Small Mine Development, LLC (“SMD”), which is controlled by Mr. Guill, a Timberline Director.

Timberline and Highland have agreed that Highland will fund the development of the underground gold mine at Butte Highlands, and that SMD will perform all development activities to advance the project to production.  Under terms of the agreement, Timberline will be carried to production by Highland, and both Timberline’s and Highland’s 50-percent share of costs will be paid out of proceeds from future mine production.

Development for the mine is expected to begin with the cutting of the mine portal following receipt of the company’s exploration permit for a development ramp, additional drilling, and a 10,000 ton bulk sample for metallurgical testing.  As recently announced, the Company has addressed all of the questions raised by the Montana Department of Environmental Quality with regards to its permit.  The project remains on schedule, and there do not appear to be any unexpected impediments to its approval which is expected shortly.

Timberline CEO Randal Hardy stated, “We have developed a very close relationship with Ron Guill and SMD.  Highland Mining was specifically formed by Mr. Guill to be the operating company of our gold project at Butte Highlands.  Even prior to finalizing this agreement, we have been working closely together - advancing the permitting, the exploration programs, and the mine planning in preparation for beginning our development ramp later this summer.  We have taken the next step and the pieces are all fitting nicely into place to move this project toward production.”

Ron Guill added, “I am pleased to be partnering with Timberline in the advancement of the Butte Highlands Gold Project.  Over the past several months, we have spent in excess of $750,000 advancing the exploration, permitting, engineering, and site preparation required prior to breaking ground.  It’s exciting for me and the team at SMD to have the opportunity to work on a project in which we have a substantial equity position.  We look forward to advancing this project to production and view our partnership with Timberline as a model for working together on future projects.”

The Butte Highlands Gold Project is located 15 miles south of Butte, Montana within a favorable geologic domain that has hosted several multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City. The property was extensively drilled by Placer Dome, Battle Mountain, ASARCO, and Orvana Minerals in the 1980s and 1990s, and contains historic mineralization outlined by Orvana (not compliant with NI 43-101 or SEC Guide 7) exceeding 500,000 ounces of gold at a grade of nearly 0.30 ounces of gold per ton (oz/t).  Past drilling highlights include gold intercepts of 50 feet of 0.65 oz/t, 31 feet of 1.06 oz/t, and 11.50 feet of 1.99 oz/t.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.  Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on high-potential, district-scale gold projects.  The Company has a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at the royalty-free Butte Highlands Gold Project, which is scheduled for development in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

This news release does not constitute an offer of any securities of Timberline for sale. Any securities to be issued in the acquisition transaction and sold in the private sale of Timberline's securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman
Phone: 208.664.4859